                                           Filed Pursuant to Rule 424(b)(2)
                                           Registration Statement No. 333-09919


                           Enron Oil & Gas Company

                Prospectus Supplement dated November 13, 1996
                    to Prospectus dated September 12, 1996


    On November 11, 1996, Enron Corp. (the "Selling Stockholder") sold 100,000 shares of the Common Stock at an average price of $25.00 per share. In addition, the Selling Stockholder sold 76,500 shares at an average price of $25.26 and 151,600 shares at an average price of $25.07 on November 12 and 13, 1996, respectively. All of such sales were made through SBC Warburg, Inc., as agent, who received a commission of $0.05 per share in connection with the execution of such sales.

    The Company and the Selling Stockholder have agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute toward payments which such agent may be required to make in respect thereof.